Exhibit 1.1

UNDERWRITING AGREEMENT

September 20, 2006

To Citigroup Global Markets Inc.:

Ladies and Gentlemen:

Subject to the terms and conditions stated or incorporated by reference herein, Consolidated Edison, Inc. (the “Company”) hereby agrees to sell to the Underwriter named in Schedule I hereto (the “Underwriter”) and the Underwriter hereby agrees to purchase, the number of shares set forth opposite its name in Schedule I hereto of the securities specified in Schedule II hereto (the “Designated Securities”).

Except as otherwise provided in Schedule II hereto each of the provisions of the Company’s Underwriting Agreement Basic Provisions, dated August 1, 2006, as filed as Exhibit 1.2 to Registration Statement No. 333-136267 (the “Basic Provisions”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Unless otherwise defined herein, terms defined in the Basic Provisions are used herein as therein defined.

Payment for the Designated Securities will be made against delivery thereof to the Underwriter at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the Basic Provisions incorporated herein by reference, shall constitute a binding agreement between the Underwriter and the Company.

Very truly yours,

CONSOLIDATED EDISON, INC.

By:	/s/ Joseph P. Oates
Name:	Joseph P. Oates
Title:	Vice President and Treasurer

Confirmed and Accepted:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Henry A. Clark, III
Name:	Henry A. Clark, III
Title:	Managing Director

SCHEDULE I

Underwriter	Number of Designated Securities to be Purchased
Citigroup Global Markets Inc.	9,715,000

Total	9,715,000

SCHEDULE II

I.	Pricing Effective Time: 9:00 p.m. on September 20, 2006

II.	Title of Designated Securities:

Common Shares ($.10 par value) of Consolidated Edison, Inc.

III.	Aggregate number of Shares:

9,715,000

IV.	Price to Public:

Market or negotiated prices as agreed by the Underwriter

V.	Purchase Price by Underwriter:

$45.96 per share

VI.	Pricing Disclosure Material:

The Preliminary Prospectus and the Pricing Term Sheet, dated September 20, 2006, prepared by the Company and consented to by the Underwriter (attached as Exhibit A to this Schedule II or the contents thereof).

VII.	Specified funds for, and manner of, payment of purchase price:

Funds will be delivered by wire transfer pursuant to the Company’s written instructions to the Underwriter.

Exchange on which the Designated Securities will be listed:

New York Stock Exchange

VIII.	Time of Delivery:

10:00 a.m., on September 25, 2006

IX.	Closing Location:

The Company’s offices at 4 Irving Place, New York, New York 10003

X.	Information furnished by or on behalf of the Underwriter for use in the Prospectus for the Designated Securities:

Paragraphs six and ten under the caption “Underwriting” on pages S-4 and S-5 of the Prospectus Supplement.

XI.	Address of Underwriter:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Attention: Henry A. Clark, III

XII.	Captions in the Prospectus and Prospectus Supplement referred to in Section 6(c)(xi) of the Basic Provisions:

Description of Preferred Shares

Description of Common Shares

XIII. Modification of Basic Provisions

1. The words “Representative” and “Representatives” shall be deemed to be the word “Underwriter” and references to “Underwriters” shall be revised as appropriate in the particular context to be a reference to the single Underwriter.

2. In the second sentence of the third paragraph of the Basic Provisions delete the work “electronic” prior to the word “delivery” and add the words “or communication” immediately following “delivery”.

3. In the second sentence of subparagraph (a) of Section 1 of the Basic Provisions delete the word “of” after the word “Act”.

4. In subparagraph (e) of Section 1 of the Basic Provisions delete the parenthetical “(a “Material Adverse Effect”)”.

5. In subparagraph (l) of Section 1 of the Basic Provisions add the parenthetical “(a “Material Adverse Effect”)” after the word “whole” and before the word “and”.

6. In Section 1 of the Basic Provisions add after subparagraph (s)

“(t) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.”

The Company maintains disclosure controls and procedures to provide reasonable assurance that the information required to be disclosed by the Company in the reports that it submits to the Commission is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

7. In subparagraph (e) of Section 6 of the Basic Provisions, add “business prospects” before “general affairs”.

8. Add to subparagraph (g) (iii) of Section 6 of the Basic Provisions the words “or crisis” after the word “calamity”.

9. Add the following subparagraph to Section 6 of the Basic Provisions after subparagraph (i);

(j) Shearman & Sterling LLP, counsel for the Company, shall have furnished to the Underwriter a written opinion, (which may note that it is not expert in matters relating to the regulation of energy or public utilities), dated the Time of Delivery for the Designated Securities, in form and substance satisfactory to the Underwriter to the effect that:

On the basis of the information we gained in the course of performing the services referred to above, no facts came to our attention that gave us reason to believe that (i) the Registration Statement (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom and the Statement of Eligibility of the Trustee on Form T-1, as to which we have not been requested to comment), as of the Pricing Effective Time, contained an untrue statement of material fact required or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Pricing Disclosure Material (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom, as to which we have not been requested to comment), as of the Pricing Effective Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the Prospectus (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom, as to which we have not been requested to comment), as of its date or the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Exhibit A

to

Schedule II

CONSOLIDATED EDISON, INC.

PRICING TERM SHEET

Issuer:	Consolidated Edison, Inc.
Offering size:	9,715,000 shares of common stock
Purchase price to be paid by the underwriter:	$45.96 per share
Proceeds to Issuer:	Approximately $446.5 million

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.